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                                                                  EXHIBIT 99.1


COVINGTON, Ky. -- Sept. 17, 1998--Omnicare, Inc. (NYSE:OCR) announced that it has completed the previously announced acquisition of the institutional pharmacy operations of Extendicare Health Services, Inc. ("EHSI"), a wholly owned subsidiary of Extendicare Inc. (NYSE:EXEa; TSE/ME:EXE and EXE.A; NYSE:EXE.A) for $250 million in cash, 125,000 shares of Omnicare common stock and 1.5 million warrants to purchase Omnicare common stock at $48.00 per share. The warrants have a seven-year term and are first exercisable in September 2001. Given the economies of scale and cost synergies anticipated from the acquisition, it is expected that the transaction will be non-dilutive to Omnicare's per share earnings in 1998 and accretive in 1999 and beyond.

Based in Milwaukee, Wisconsin, the pharmacy business of EHSI, operating under the name United Professional Companies, Inc. ("UPC"), has contracts to provide comprehensive pharmacy, related consulting and infusion therapy services to approximately 55,000 residents in more than 550 facilities in 12 states. This transaction also offers Omnicare the opportunity to provide pharmacy services to an additional 77 Extendicare facilities with capacity for 9,300 residents in Canada and the United Kingdom. Based upon the six months ended June 30, 1998, UPC's pharmacy revenues are running at the annualized rate of approximately $165 million.

Extendicare, based in Markham, Ontario, is one of the largest operators of long-term care facilities in North America. On June 30, 1998, the Corporation operated 317 facilities, with capacity for over 31,900 residents and had more than 41,100 employees in the United States, Canada, and the United Kingdom. Extendicare also provides medical specialty services, including subacute care and rehabilitative therapy services and other medical supplies and services in the United States as well as home care and rehabilitative therapy services in Canada.

Omnicare is a leading geriatric pharmaceutical care company. Currently serving approximately 554,000 residents in more than 6,870 long-term care facilities in 40 states, Omnicare is the nation's largest provider of professional pharmacy, related consulting and data management services for long-term care, assisted living and other institutional health care providers. Omnicare also provides comprehensive clinical research services for the pharmaceutical and biotechnology industries.

(Statements in this press release concerning Omnicare's future economic performances, anticipated profitability, anticipated cost synergies, the impact of the Extendicare transaction on earnings, and the potential for expansion, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgement of Omnicare based on currently available information. Such forward-looking statements involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include overall economic and business

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conditions, trends for the continued growth of the pharmacy businesses of
Omnicare, the realization of anticipated revenues, profitability and cost synergies of the combined companies, the demand for Omnicare's products and services, pricing and other competitive factors in the industry, new government regulations and/or legislative initiatives, the successful integration of the Extendicare transaction, and other risks and uncertainties described in Omnicare's reports and filings with the Securities and Exchange Commission. There can be no such assurance that such factors will not affect the accuracy of such forward-looking statements, and Omnicare assumes no obligation to update the information in this release.)

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Contact:
     Omnicare, Inc.
     Cheryl D. Hodges, 606/392-3331